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                                                                     EXHIBIT 4.2


                      RELEASE AND CONSENT TO TERMINATION OF
                           STOCK RESTRICTION AGREEMENT

         This Release and Consent to Termination of Stock Restriction Agreement (hereinafter referred to as "Release and Consent to Termination") is made as of the 17th day of August, 2000, between Panoramic Care Systems, Inc., a Delaware corporation ("Panoramic"), Management Data, Inc., a Missouri corporation (the "Company"), and each of the undersigned shareholders (individually a "Shareholder" and collectively, the "Shareholders") of the Company. Capitalized terms used herein without definition shall have the respective meanings set forth in the Stock Purchase Agreement (as defined below).

                                    RECITALS

         WHEREAS, Panoramic, the Company and the Shareholders have entered into an Agreement and Plan of Merger dated June 12, 2000 (the "Purchase Agreement");

         WHEREAS, each of the Shareholders is bound by that certain Stockholders' Agreement dated September 1, 1995, among the Shareholders (the "Stock Restriction Agreement");

         WHEREAS, the Purchase Agreement contemplates the termination of the Stock Restriction Agreement;

         WHEREAS, each Shareholder acknowledges that execution and delivery of this Release and Consent to Termination is a condition to Panoramic's obligation to consummate the Stock Purchase pursuant to the Purchase Agreement; and

         WHEREAS, Panoramic is relying on this Release and Consent to Termination in consummating the Stock Purchase.

                                    AGREEMENT

         NOW, THEREFORE, each Shareholder, intending to be legally bound, hereby agrees as follows:

         1. Each Shareholder, on behalf of such Shareholder and each of Shareholder's Affiliates, heirs, successors and assigns, (a) hereby consents and agrees to the termination of the Stock Restriction Agreement effective immediately prior to the Closing provided for in the Purchase Agreement, and (b) hereby releases and forever discharges Panoramic and the Company, and each of their respective individual, joint or mutual, past, present and future officers, directors, agents, advisors, consultants, Affiliates, controlling persons, Subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all demands, claims, causes of action, assessments, losses, damages, liabilities and costs and expenses, including, without limitation, reasonable attorneys' fees and any expenses incident to the investigation or enforcement hereof whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity ("Losses"), which Shareholder or any of Shareholder's Affiliates, heirs, successors and assigns now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously





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with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including, but not limited to, any rights to indemnification or reimbursement from the Company or any Subsidiary, whether pursuant to their respective organizational documents, contracts or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, that nothing contained herein shall operate to release any obligations of Panoramic arising under or relating to the Purchase Agreement or any obligation that has been specifically disclosed in any Exhibit or Disclosure Schedule to the Purchase Agreement.

         2. Each Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

         3. Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Shareholder shall, severally and not jointly, indemnify and hold harmless each Releasee from and against all Losses (including incidental and consequential damages) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of any Shareholder or any of Shareholder's Affiliates, heirs, successors and assigns of any claim or other matter purported to be released pursuant to this Release and Consent to Termination, and (ii) the assertion by any third party of any claim or demand against any Releasee, which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of any Shareholder or any of Shareholder's Affiliates, heirs, successors or assigns against such third party of any claims or other matters purported to be released pursuant to this Release and Consent to Termination.

         4. If any provision of this Release and Consent to Termination is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release and Consent to Termination will remain in full force and effect. Any provision of this Release and Consent to Termination held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         5. This Release and Consent to Termination may not be amended, modified or revoked, except in writing signed by the parties hereto.

         6. This Release and Consent to Termination shall be governed by and construed under the laws of the State of Colorado, without regard to principles of conflicts of law.

         7. This Release and Consent to Termination may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.



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         IN WITNESS WHEREOF, each of the undersigned have executed and delivered this Release and Consent to Termination effective as of the date first above written.

                           PANORAMIC CARE SYSTEMS, INC.


                           By:      /s/ Don Muir
                              -----------------------------------------
                           Name: Don Muir
                           Title: President and Chief Executive Officer


                           MANAGEMENT - DATA, INC.


                           By:  /s/ Todd Spence
                              -----------------------------------------
                           Name:  Todd Spence
                           Title:   President

                           SHAREHOLDERS



                                /s/ Todd Spence
                           --------------------------------------------
                           Todd Spence


                                /s/ Di Anne Kerrigan
                           --------------------------------------------
                           DiAnne Kerrigan



                                /s/ Tom Kerrigan
                           --------------------------------------------
                           Tom Kerrigan



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